EXHIBIT 99

OSG                                                                                                                      Press Release

Overseas Shipholding Group, Inc.

For Immediate Release
Contact: Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OSG APPOINTS ERIC F. SMITH TO HEAD ITS U.S. FLAG STRATEGIC BUSINESS UNIT

New York, NY - May 2, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced the promotion of Eric F. Smith, 41, an 18-year industry veteran, to lead its U.S. Flag Strategic Business Unit. In this role, Mr. Smith will assume expanded responsibilities of commercial operations and business development and represent OSG's maritime interests in Washington, D.C. Mr. Smith will report to Morten Arntzen, President and CEO.

"Eric's leadership skills and ability to develop long lasting relationships with ship owners and major oil companies have been instrumental in the expansion of OSG's U.S. Flag division," stated Morten Arntzen, President and CEO of OSG. "The U.S. Flag/Jones Act trade is a unique market, one in which OSG has a distinct competitive advantage. Eric's in-depth knowledge of every aspect of this market will be central to our expansion plans as the unit grows from a small portion of our business today to a much larger, more profitable one."

Since joining the Company in March 2005 as Assistant Vice President, Mr. Smith's accomplishments have included securing long-term charters with some of the world's largest oil and refinery companies for OSG's Jones Act newbuild tanker program, as well as representing the Company's maritime interests in Washington. In December, 2005, Mr. Smith was appointed to the Board of Directors of the Maritime Cabotage Task Force, a broad-based coalition of U.S.-based companies dedicated to promoting U.S. maritime cabotage laws.

Mr. Smith's career in shipping began at Naval Sea Systems Command in Washington D.C. as a project engineer. In this capacity, he worked with the Department of Defense to manage the construction and delivery of nine TAO tankers. From 1993 to 2005, he was a tanker broker for Dietze & Associates, L.L.C. and L&R Midland, Inc. In 2003, Mr. Smith assumed the responsibility within L&R to lead its shipyard marketing and representation division in Houston. In this capacity he secured exclusive contracts with U.S. and foreign based shipyards for repairs and new construction of OSVs, workboats, tankers, and tank barges and orchestrated the joint venture agreement between Exmar Offshore Company and L&R Midland, to design, market, and build tankers for the Jones Act trade.

Mr. Smith holds a bachelor of science degree in Marine Engineering from the Maine Maritime Academy. He is a member of the Society of Naval Architects and Marine Engineers, the Propeller Club, the Houston Maritime Association and is a board member of the Maritime Cabotage Task Force.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 113 vessels, aggregating 12.7 million dwt and 865,000 cbm. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Newcastle and Singapore. More information is available at www.osg.com.

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